Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

THE PURCHASED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THERE ARE FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES DESCRIBED HEREIN.

This Common Stock Purchase Agreement (this “Agreement”) is dated as of April 3, 2019 (the “Effective Date”) and is between Tellurian Inc., a Delaware corporation (the “Company”), and Total Delaware, Inc., a Delaware corporation (“Purchaser”).

1.                                      Certain Defined Terms. Certain defined terms are set forth in Section 23.

2.                                      The Transaction.

(a)                         Securities Purchase. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase, and the Company hereby agrees to issue and sell to Purchaser, 19,872,814 shares of Common Stock (as hereinafter defined) of the Company (the “Purchased Shares” or “PS”) at the purchase price of $10.064 per share (the “Purchase Price”), which represents the volume weighted average price per share of the Common Stock as quoted on NASDAQ (as hereinafter defined) for the fifteen (15) consecutive-day trading day period ending on March 27, 2019. Purchaser understands that the offering and sale of the Purchased Shares is being made by the Company without registration of the Purchased Shares under the Securities Act or any securities law of any state of the United States or of any other jurisdiction, and is being made by the Company in reliance on the representations and warranties made in this Agreement by Purchaser.

(b)                         Closing.

(i)                                     Payment.  Payment for the Purchased Shares shall be made by Purchaser via wire transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Closing Date.

(ii)                                  Closing.  Upon the terms and subject to the conditions hereof, the consummation of the sale and purchase of the Purchased Shares hereunder (the “Closing”) shall take place on the first Business Day following the satisfaction or waiver of the conditions set forth in Section 5 (other than those conditions that are by their terms to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date as mutually agreed by the parties (the “Closing Date”) at the Houston, Texas offices of Akin, Gump, Strauss, Hauer & Feld LLP, or such other time and place as the parties hereto shall agree.

(iii)                               Purchaser Closing Deliverables.  At the Closing, in addition to the payment for the Purchased Shares provided for in Section 2(b)(i) above, Purchaser will deliver to the Company:

(A)                               a counterpart of the Cross Receipt duly executed by Purchaser; and

(B)                               a certificate, dated as of the Closing Date and signed by an authorized officer of Purchaser, to the effect that the conditions set forth in Sections 5(b)(i) and 5(b)(ii) have been satisfied.

(iv)                              Company Closing Deliverables.  At the Closing, the Company will deliver (or cause to be delivered) to Purchaser:

(A)                               evidence reasonably satisfactory to Purchaser that the Company has made appropriate book entry notation reflecting the issuance of, and good and marketable title to, the Purchased Shares or a certificate representing the Purchased Shares to Purchaser, including, in either case, an appropriate notation or legend referring to the fact that the Purchased Shares were sold in reliance upon an exemption from registration under the Securities Act as contemplated by Section 7;

(B)                               a counterpart of the Cross Receipt duly executed by the Company; and

(C)                               a certificate, dated as of the Closing Date and signed by an authorized officer of the Company, to the effect that the conditions set forth in Sections 5(a)(i) and 5(a)(ii) have been satisfied.

3.                                      Representations, Warranties and Covenants of the Company. As of the date of this Agreement, the Company represents, warrants and, as applicable, covenants to Purchaser that:

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing in any jurisdiction other than Delaware could not reasonably be expected to materially and adversely affect the Company.  The Company and its subsidiaries have the requisite corporate or other organizational power and authority to own and hold their properties and to carry on their business as now conducted and as proposed to be conducted, to execute, deliver and perform the Transaction Documents to which they are a party, and to issue, sell and deliver the Purchased Shares, as applicable.

(b)                         The Company’s execution and delivery of the Transaction Documents and performance of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby, the issuance, sale and delivery of the Purchased Shares, and the application of the proceeds thereof will not (i) result in a violation of the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”), the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) or any other organizational document of the Company or any of its subsidiaries, (ii) result in a violation of any applicable Law, any rule or regulation of any self-regulatory organization or other nongovernmental regulatory authority, or any material order, injunction, judgment or decree of any Governmental Authority, (iii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any material indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound, (iv) result in the creation or imposition of any material Lien upon the Company, any of its subsidiaries or any of their material properties or assets or (v) require any consent, approval, notification, waiver or other similar action from any third party (other than those required under the HSR Act, if any, those required or warranted under CFIUS Laws, if any, the Required Stockholder Approval and the approval for listing on NASDAQ of the Purchased Shares).

(c)                          Exhibit 21.1 to the Company’s Annual Report on Form 10-K with respect to the Company’s fiscal year ended December 31, 2018 (“Exhibit 21.1”) sets forth a true and complete list of each of the Company’s subsidiaries and each such subsidiary’s jurisdiction of incorporation or organization as of the Effective Date. Each subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing in any jurisdiction other than its jurisdiction of organization could not reasonably be expected to materially and adversely affect such subsidiary.  Except as otherwise disclosed on Exhibit 21.1, the Company, directly or indirectly, owns 100% of the equity interests of each subsidiary of the Company, free and clear of all Liens.

(d)                         Other than the Voting Agreements or as disclosed in the SEC Documents, the Company has not, and to its Knowledge no stockholder of the Company has, entered into a stockholders agreement, voting agreement or similar agreement or arrangement with respect to the stock of the Company or any securities or other instruments into which the stock of the Company will be converted or exchanged.

(e)                          Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 4, no registration or filing with, or consent or approval of or other action by, any Governmental Authority or any third party is or will be necessary for the Company’s valid execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the issuance, sale and delivery of the Purchased Shares, other than (i) those which have previously been obtained or made, (ii) those required under the state securities or “Blue Sky” Laws, which will be obtained or made, and will be effective within the time periods required by Law, (iii) those required under the HSR Act, if any, (iv) those required or warranted under CFIUS Laws, if any, (v) the Required Stockholder Approval, and (vi) the approval for listing on NASDAQ of the Purchased Shares.  Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 4, the issuance, sale and delivery of the Purchased Shares to Purchaser pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

(f)                           All corporate action required to be taken by the Company or any of its stockholders for the authorization, issuance, sale and delivery of the Purchased Shares, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, other than the Required Stockholder Approval, have been validly taken. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and general principles of equity.

(g)                          The Company has authorized capital stock totaling 500,000,000 shares, which consists of (i) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 8,000,000 shares of Preferred Stock have been designated as Series C convertible Preferred Stock (“Series C Preferred”), and 400,000,000 shares of common stock, par value $0.01 per share

(“Common Stock”). Immediately prior to the execution and delivery of this Agreement, 242,063,897 shares of Common Stock and 6,123,782 shares of Series C Preferred were issued and outstanding.

(h)                         All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable laws, rules and regulations, and are not subject to any preemptive rights. Except as disclosed in the SEC Documents or as provided under the terms of this Agreement, there are no preemptive rights to purchase any securities of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents or as provided under the terms of this Agreement, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Common Stock or other securities of the Company or any of its subsidiaries.

(i)                             The Purchased Shares have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable shares of Common Stock and will be free and clear of all Liens, other than Liens that were created by Purchaser and restrictions on transfer imposed by this Agreement, the Securities Act and applicable state securities laws. None of the issuance, sale or delivery of the Purchased Shares is subject to any preemptive or other purchase right of the Company’s stockholders or to any right of first refusal or other right in favor of any Person (other than Purchaser).  The consummation of the transactions contemplated hereby will not result in any anti-dilution adjustment or other similar adjustment to any of the Company’s outstanding securities as of the Effective Date. Any Person with any right (other than Purchaser) to purchase securities of the Company, which right would be triggered as a result of the transactions contemplated by the Transaction Documents, has waived such rights.  Except as disclosed in the SEC Documents or as provided under the terms of this Agreement, no Person has any preemptive or similar rights with regard to the Company’s securities.

(j)                            Except as described in the Charter, imposed by this Agreement or the Voting Agreements, the Securities Act or applicable state securities laws, or as disclosed in the SEC Documents, there are no restrictions upon the voting or transfer of, any equity interests of the Company. Except for such rights that have been waived, the offering and sale of the Purchased Shares as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any equity interests of the Company.

(k)                         Neither the Company nor any of its subsidiaries is, and immediately after the sale of the Purchased Shares hereunder and the application of the net proceeds from such sale none of the Company nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(l)                             No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company, any of its subsidiaries or Purchaser with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or any of its affiliates.

(m)                     The Company shall use the net proceeds from Purchaser’s purchase of the Purchased Shares for the purpose of the payment by the Company of the Company Subsidiary Investment or for any other general corporate purposes.

(n)                         Except as disclosed in the SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions or proceedings pending or, to the Company’s Knowledge, threatened or contemplated, to which the Company, any of its subsidiaries or any of their respective directors or officers is or would be a party or to which any of their respective properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other nongovernmental regulatory authority, other than any actions, suits, claims, investigations, orders, injunctions or proceedings that would not have a Material Adverse Effect or materially impair the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by or perform its obligations under the Transaction Documents.

(o)                         The Company and, to the Company’s Knowledge, the Company’s directors and officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(p)                         Neither the Company nor any of its subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws (as defined below) of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Date applicable to the Company and its subsidiaries and their respective operations. The Company has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(q)                         None of the Company, any of its subsidiaries or any of its affiliates, nor any of their respective directors, officers, employees, agents or other representatives, or anyone acting on behalf of any of the foregoing, is aware of or has taken, any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any analogous anticorruption Laws applicable to the Company, any of its subsidiaries or any of its affiliates or Purchaser as applicable (collectively, “Anti-Corruption Laws”), including offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of (i) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (ii) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (iii) securing any improper advantage, or (iv) inducing any foreign governmental official to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority, in order to assist the Company, any of its subsidiaries or any of its affiliates in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.

(r)                            No proceeding by or before any Governmental Authority involving the Company, any of its subsidiaries or any of its affiliates, or any of their respective directors, officers, employees, or agents, or anyone acting on behalf of the foregoing, with respect to any applicable Anti-Corruption Laws is pending or, to the Company’s Knowledge, threatened. No civil or criminal penalties have been imposed on the Company, any of its subsidiaries or any of its affiliates with respect to violations of any applicable Anti-Corruption Laws, nor have any disclosures been submitted to any Governmental Authority with respect to violations of the Anti-Corruption Laws.

(s)                           The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable Law, including financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(t)                            The SEC Documents have been filed with the SEC on a timely basis. The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(u)                         Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries has agreed to guarantee the performance or payment obligations (absolute or contingent) of any other Person (other than the Company or any subsidiary of the Company) under any material contract (including any instruments or agreements of material indebtedness).

(v)                         The Company’s Board of Directors has taken all action necessary to render inapplicable to the Transaction Documents and the transactions contemplated by the Transaction Documents any Takeover Law or any anti-takeover provision in the Company’s organizational documents that is applicable to the Company, the Purchased Shares or the transactions contemplated by the Transaction Documents.

(w)                       The Company agrees that, upon the terms and subject to the conditions of this Agreement, it shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to satisfy the conditions hereof as promptly as practicable.

4.                                      Representations and Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to the Company that:

(a)                         Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(b)                         Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

(c)                          The Purchased Shares are being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(d)                         Purchaser understands that (i) the Purchased Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) the Purchased Shares will bear the legend to such effect set forth in Section 7.

(e)                          Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the requisite corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party. All corporate action required to be taken by Purchaser or any of its stockholders for the execution and delivery of the Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser have been validly taken. Each of the Transaction Documents has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and general principles of equity.

(f)                           Purchaser’s execution and delivery of the Transaction Documents and performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby will not (i) result in a violation of Purchaser’s organizational documents, (ii) result in a violation of any applicable Law, any rule or regulation of any self-regulatory organization or other nongovernmental regulatory authority, or any material order, injunction, judgment or decree of any Governmental Authority, (iii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any material indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Purchaser, any of its affiliates or any of their respective properties or assets is bound, which conflict, breach, default, termination or acceleration (as applicable) would materially impair Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, or (iv) require any consent, approval, notification, waiver or other similar action from any third party (other than those required under the HSR Act, if any, and those required or warranted under CFIUS Laws, if any).

(g)                          Purchaser it is not relying on any communication (written or oral) of or on behalf of the Company as investment advice or as a recommendation to purchase the Purchased Shares.

(h)                         The Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Purchased Shares. In deciding to purchase the Purchased Shares, Purchaser is not relying on the advice or recommendations of the Company or any of its officers, directors, agents or representatives, and Purchaser has made its own independent decision that the investment in the Purchased Shares is suitable and appropriate for Purchaser.

(i)                             No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or Purchaser with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser or any of its affiliates.

(j)                            Purchaser agrees that, upon the terms and subject to the conditions of this Agreement, it shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to satisfy the conditions hereof as promptly as practicable.

5.                                      Closing Conditions.

(a)                         Closing Conditions of Purchaser.  The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such condition may be waived by Purchaser at its sole option and election:

(i)                                     The representations and warranties of the Company set forth in (x) Section 3(b) and Section 3(g) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Section 3 (other than Section 3(b) and Section 3(g)) shall be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the Closing Date, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(ii)                                  The Company will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by the Company pursuant to Section 2(b)(iv).

(iii)                               The Company shall have delivered to Purchaser a certified copy of the resolutions adopted by the Board of Directors of the Company authorizing and approving the Final Investment Decision (which resolutions shall be in full force and effect, and not amended, modified or rescinded in any respect, as of the Closing); and

(iv)                              The Purchased Shares shall have been approved for listing on NASDAQ.

(b)                         Closing Conditions of the Company.  The obligations of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such condition may be waived by the Company at its sole option and election:

(i)                                     The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date); and

(ii)                                  Purchaser will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Purchaser pursuant to Section 2(b)(iii).

(c)                          Mutual Conditions.  The respective obligations of each party to consummate the purchase and sale of the Purchased Shares at the Closing shall be subject to the satisfaction, on or prior to the first Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)                                     the Company Subsidiary Investment shall have occurred;

(ii)                                  the Required Stockholder Approval (if applicable) shall have been obtained;

(iii)                               no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(iv)                              there shall not be pending, or to a party’s knowledge, threatened, any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(v)                                 all registrations and filings with, or consents and approvals of any Person, including any Governmental Authority, required for the transactions contemplated under this Agreement (including those required under the HSR Act, if any, and those required or warranted under CFIUS Laws, if any), except consents and approvals by Governmental Authorities that are customarily obtained after Closing, shall have been made or granted, or the necessary waiting period shall have expired, or early termination thereof shall have been granted.

6.                                      Termination.

(a)                         The parties may terminate this Agreement as follows:

(i)                                     This Agreement may be terminated at any time prior to the Closing by mutual written consent of Purchaser and the Company.

(ii)                                  Purchaser may terminate this Agreement by delivering written notice to the Company at any time prior to the Closing in the event (i) the Company is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue in any material respect, (ii) Purchaser has notified the Company of the breach or untruth in writing, (iii) such breach or untruth would (if it occurred or was continuing as of the Closing Date) result in the failure of any conditions set forth in Sections 5(a)(i) or 5(a)(ii), and (iv) such breach or untruth is incapable of being cured, or is not cured, by the Company on or prior to September 30, 2020 or any other date mutually agreed by the parties (the “Outside Date”).

(iii)                               The Company may terminate this Agreement by delivering written notice to Purchaser at any time prior to the Closing in the event (i)  Purchaser is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue in any material respect, (ii) the Company has notified Purchaser of the breach or untruth in writing, (iii) such breach or untruth would (if it occurred or was continuing as of the Closing Date) result in the failure of any conditions set forth in Sections 5(b)(i) or 5(b)(ii), and (iv) such breach or untruth is incapable of being cured, or is not cured, by Purchaser on or prior to the Outside Date.

(iv)                              Either the Company or Purchaser may terminate this Agreement prior to Closing if the Closing has not occurred by the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 6(a)(iv) shall not be available to the Company if the Company fails to perform or observe in any material respect or to Purchaser if Purchaser fails to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have caused, or otherwise resulted in, the failure of the Closing to occur on or before such date.  Such termination by a party shall be made by delivering written notice of its determination to so terminate to the other party.

(b)                         If this Agreement is terminated pursuant to Section 6, all rights and obligations of the parties hereunder will terminate without any liability of any party; provided, however, that nothing herein will relieve any party to this Agreement from liability for fraud or any intentional, willful or bad faith breach occurring prior to termination.

(c)                          The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the other party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

7.                                      Legend. Until such time as the Purchased Shares have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate(s) representing the Purchased Shares sold pursuant to this Agreement will be imprinted (and any Purchased Shares issued in book entry form will have a notation in the Company’s stock transfer records) with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES

LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

In connection with a sale of Purchased Shares in reliance on Rule 144 promulgated under the Securities Act, Purchaser or its broker shall deliver to the Company a broker representation letter providing to the Company any information the Company deems necessary to determine that such sale is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that Purchaser is not an affiliate of the Company (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the applicable equity interests have been held. Upon receipt of such representation letter, the Company shall promptly remove the restrictive legend, and the Company shall bear all costs associated with the removal of such legend.  At such time as the Purchased Shares have been sold pursuant to an effective registration statement under the Securities Act or have been held by Purchaser for more than one year where Purchaser is not, and has not been in the preceding three months, an affiliate of the Company (as defined in Rule 144 promulgated under the Securities Act), if the restrictive legend is still in place, the Company agrees, upon request of Purchaser, to take all steps necessary to promptly effect the removal of such legend, and the Company shall bear all costs associated with such removal of such legend.  The Company shall cooperate with Purchaser to effect the removal of such legend at any time such legend is no longer appropriate.

8.                                      Reasonable Best Efforts; Regulatory Clearance.

(a)                         The Company and Purchaser shall each as soon as practicable apply for, and take (or cause their respective affiliates to take) all necessary actions to obtain or make, as applicable, all orders and authorizations of, and all filings or pre-filings with, any Governmental Authority or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement.  Each party shall cooperate with and as soon as practicable furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

(b)                         Without limiting the generality of the foregoing, if required, the parties shall, as soon as practicable following the Effective Date and before the expiration of any relevant legal deadline, (i) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) file with any other Governmental Entity, any other filings, reports, information and documentation (or if required, a draft thereof), as may be required for the transactions contemplated by this Agreement.  Each party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any antitrust laws.  All filing and other similar fees payable in connection with such filings will be borne 50% by Purchaser and 50% by the Company; provided, that each party shall be responsible for the legal fees and expenses of its legal counsel.

(c)                          Each of Purchaser and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authority and shall comply as soon as practicable with any such inquiry or request.  Each of Purchaser and the Company shall instruct their respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates.  The reasonable best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and without waiving attorney-client, work product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any antitrust laws, and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority or other Person.  None of the Company, Purchaser or any of their respective affiliates or representatives shall independently contact any Governmental Authority or participate in any meeting or discussion (or any other substantive communication) with any Governmental Authority in respect of any such filings, applications, investigation or other inquiry without giving the other party, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Authority, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Company or Purchaser, as applicable, shall be limited to outside antitrust counsel only).

(d)                         If prior to Closing, the Company and Purchaser agree that a Committee on Foreign Investment in the United States (“CFIUS”) filing is required or warranted, the Company and Purchaser shall use reasonable best efforts to obtain the CFIUS Approval.  Such reasonable best efforts shall include, without limitation, promptly making a draft pre-filing required in connection with the CFIUS Approval in accordance with CFIUS Laws, as soon as practicable making any final filing in connection with the CFIUS Approval after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in CFIUS Laws.  Each party shall furnish to the other party and its legal counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is required or warranted under any CFIUS Laws.

9.                                      Certain Anti-Dilution Protections.

(a)                         Following the Closing, in the event that all or a portion of the Company Subsidiary Investment is financed with debt securities or any other securities that, directly or indirectly, are convertible by their terms into Common Stock (any such securities referred to herein as “Phase I Convertible Securities”), then Purchaser shall have the right (the “Phase I Anti-Dilution Purchase Right”), subject to the terms and conditions of this Section 9, to purchase from the Company additional shares of Common Stock (referred to herein as “Phase I Anti-Dilution Shares”) in such amount as would permit Purchaser to maintain an ownership percentage of 20% with respect to the outstanding shares of Common Stock in the manner, and to the extent provided, in this Section 9. The number of Phase I Anti-Dilution Shares that Purchaser shall be entitled to purchase hereunder with respect to any and all such conversions shall hereafter be referred to as the “Number of Phase I Anti-Dilution Shares,” and shall be calculated in accordance with the following formula:

NADS = [20% x (CSED + PS + CS) – PIS – PS] / 80%

Where:

“NADS” means the cumulative Number of Phase I Anti-Dilution Shares.

“CSED” means the total number of shares of Common Stock outstanding as of the Effective Date (i.e. 242,063,897 shares).

“PS” means the total number of Purchased Shares.

“CS” means the cumulative number of shares of Common Stock that have been issued as of the applicable determination date pursuant to the conversion of Phase I Convertible Securities; provided, however, that no such securities shall be included in the value of “CS” to the extent that Purchaser previously failed to exercise its Phase I Anti-Dilution Purchase Right hereunder with respect to any such conversion.

“PIS” means the “Purchaser’s initial shares,” i.e, the total number of shares of Common Stock owned by Purchaser as of the Effective Date (i.e., 45,999,999 shares).

(b)                         Following any conversion of Phase I Convertible Securities, the Company shall promptly notify Purchaser in writing of such conversion, which notice shall include the number of shares of Common Stock issued in connection with such conversion (each, a “Conversion Notice”) and the Company’s calculation of the Number of Phase I Anti-Dilution Shares for such conversion. Purchaser shall have twenty calendar days from the date of its receipt of a Conversion Notice to elect to purchase, in accordance with the terms hereof, the Number of Phase I Anti-Dilution Shares Purchaser would be entitled to purchase hereunder pursuant to such Conversion Notice. If Purchaser does not elect to purchase the Number of Phase I Anti-Dilution Shares with respect to such conversion and/or does not provide immediately available funds for such purchase to the Company within such twenty calendar day period, Purchaser’s rights to purchase such Number of Phase I Anti-Dilution Shares shall terminate without prejudice to its further Phase I Anti-Dilution Purchase Rights with respect to any future conversions. If Purchaser elects to purchase such Number of Phase I Anti-Dilution Shares with respect to such conversion, the per share purchase price payable by Purchaser for any such Phase I Anti-Dilution Shares shall be equal to the lower of (i) the Purchase Price and (ii) the price per share of Common Stock at which the Phase I Convertible Securities are so converted.  Notwithstanding the foregoing, the total number of Phase I Anti-Dilution Shares issuable to Purchaser pursuant to the Phase I Anti-Dilution Purchase Right and the terms hereof, shall not exceed 25,000,000 shares of Common Stock.  The foregoing terms shall be adjusted as appropriate to reflect the impact of any stock splits, stock dividends or reclassifications.  In the event that Purchaser decides to exercise its pre-emptive rights Purchaser may have under the terms of that certain Pre-Emptive Rights Agreement entered into as of May 10, 2017, by and between the Company and Purchaser with respect to the issuance of any Phase I Convertible Securities, Purchaser hereby waives any and all Phase I Anti-Dilution Purchase Rights it may have pursuant to this Section 9 in respect of the Phase I Anti-Dilution Shares resulting from the conversion of such Phase I Convertible Securities.  In addition, the Phase I Anti-Dilution Purchase Right shall terminate effective as of the first date following the Effective Date upon which Purchaser’s Fully Diluted Pro-Rata

Equity Ownership Percentage in the Company is less than 10%.  For the purposes of this Section 9, the term “Fully Diluted Pro-Rata Equity Ownership Percentage” means, with respect to any determination, Purchaser’s equity ownership percentage in the Company as of such determination assuming the conversion of all convertible securities as of such determination and the exercise of all outstanding options and warrants.  In calculating the Fully Diluted Pro-Rata Equity Ownership Percentage, the parties hereto shall make reasonable, good faith estimates of the shares issuable upon exercise, vesting or similar events relating to performance shares, performance units or compensatory awards where the number of securities issuance upon such exercise, vesting or similar event cannot yet be determined at the date of such determination, including by assuming vesting of such awards at target levels of performance and the continued employment of employees holding awards subject to time vesting.

(c)                          Purchaser acknowledges that any Phase I Anti-Dilution Shares purchased hereunder by the Purchaser will be issued in a private placement with an appropriate restrictive legend. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to take any actions in connection with the Phase I Anti-Dilution Purchase Right that, based upon the advice of counsel, would violate or otherwise conflict with any applicable Law, regulation or any securities exchange requirement. The Company shall use commercially reasonable efforts to address any legal obstacle to taking any actions contemplated with respect to the Phase I Anti-Dilution Purchase Right as soon as reasonably practicable. In the event the approval of the Company’s stockholders is required to effect or otherwise consummate any actions in connection with the Phase I Anti-Dilution Purchase Right, the Company agrees to take all commercially reasonable actions within its control (including calling and holding board and stockholder meetings) to obtain any such stockholder approval.

10.                               Indemnification.

(a)                         All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the consummation of the transactions contemplated hereby provided, that the representations and warranties set forth in Section 3 and Section 4 shall terminate and expire on the date that is one year after the last Closing Date, except (a) the representations and warranties of the Company set forth in Section 3(a), Section 3(b), Section 3(c), Section 3(f), Section 3(g) and Section 3(h), the first sentence of Section 3(i) and Section 3(l) and Section 3(v) shall survive indefinitely and (b) the representations and warranties of Purchaser set forth in Section 4(e), Section 4(f), Section 4(g), and Section 4(h) and Section 4(i) shall survive indefinitely. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Section 10 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Section 10 to indemnification on the basis of that representation and warranty prior to its termination and expiration; provided, that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10(a), no claim presented in writing for indemnification pursuant to this Section 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The covenants or agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed in accordance with the terms of this Agreement.

(b)                         Subject to the other terms and conditions of this Section 10, the Company shall defend, indemnify and hold harmless Purchaser, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to (i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in the Transaction Documents or any document to be delivered hereunder; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to the Transaction Documents or any document to be delivered hereunder.

(c)                          Subject to the other terms and conditions of this Section 10, Purchaser shall defend, indemnify and hold harmless the Company, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to (i) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in the Transaction Documents or any document to be delivered hereunder; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to the Transaction Documents or any document to be delivered hereunder.

(d)                         Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”), but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Any such notice shall state the nature and the basis of such claim to the extent then known. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim, action, suit, proceeding or governmental investigation by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim, action, suit, proceeding or governmental investigation with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such claim, action, suit, proceeding or governmental investigation, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such claim, action, suit, proceeding or governmental investigation, the Indemnified Party may, but shall not be obligated to, defend against such claim, action, suit, proceeding or governmental investigation in such manner as it may deem appropriate, including settling such claim, action, suit, proceeding or governmental investigation, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any claim, action, suit, proceeding or governmental investigation without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

11.                               Waiver, Amendment. Neither this Agreement nor any provision hereof shall be modified, waived, changed, discharged or terminated except by an instrument in writing, signed by both parties (in the case of a modification) or, in all other cases, the party against whom any waiver, change, discharge or termination is sought.

12.                               Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party.

13.                               Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

14.                               Submission to Jurisdiction. With respect to any suit, action or proceeding relating to any offers, purchases or sales of the Purchased Shares (“Proceedings”), each party hereto irrevocably submits to the jurisdiction of jurisdiction of the Court of Chancery of the State of Delaware, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings.

15.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

16.                               Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

18.                               Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attn: General Counsel E-mail: daniel.belhumeur@tellurianinc.com

If to Purchaser:	TOTAL Delaware, Inc. 1201 Louisiana Street Suite 1800 Houston, Texas 77002 Attn: General Counsel Email: Elizabeth.matthews@total.com With a copy to: Isabelle.salhorgne@total.com

19.                               Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company and Purchaser, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20.                               Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.                               Entire Agreement.  The Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in the Transaction Documents, with respect to the rights granted by the Company or any of its affiliates or Purchaser or any of its affiliates.  The Transaction Documents supersede all prior written, and prior or contemporaneous oral, agreements and understandings among the parties with respect to such subject matter.

22.                               No Recourse Against Others.  All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to the Transaction Documents, or the negotiation, execution or performance of the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Company and Purchaser and any other Person expressly party hereto or thereto.  No Person other than the Persons expressly party hereto or thereto, including no member, partner, stockholder, affiliate or representative thereof, nor any member, partner, stockholder, affiliate or representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the Transaction Documents or based on, in respect of or by reason of the Transaction Documents or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Company and its subsidiaries hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

23.                               Certain Defined Terms. The following capitalized terms shall have the following definitions for purposes of this Agreement:

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or any other day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“CFIUS Approval” means (i) CFIUS has concluded that none of the transactions contemplated by this Agreement are a “covered transaction” and they are not subject to review under CFIUS Laws, (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to CFIUS Laws with respect to the transactions contemplated by this Agreement, and has concluded all action under CFIUS Laws or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (B) having received the report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“CFIUS Laws” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), the Foreign Investment and National Security Act of 2007, the Foreign Investment Risk Review Modernization Act of 2018, and 31 C.F.R. Parts 800-801.

“Company Subsidiary Investment” means the Company or its affiliates purchase of 7.2% of the limited partner units of Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”) for an amount of one billion Dollars ($1Bn).

“Cross Receipt” means a cross receipt in a form reasonably satisfactory to the Company and Purchaser.

“Dollar” or “$” means United States dollars.

“Driftwood LNG Project  — Phase I” means the proposed LNG terminal consisting of (i) three (3) plants and their related infrastructure for production of approximately 16.6 MTPA of LNG plus (ii) Driftwood pipeline infrastructure and (iii) the Permian Global Access Pipeline infrastructure - PGAP (approx. 2 Bcf/d capacity) or for the latter, any other equivalent asset allowing Driftwood Holdings to access competitive gas prices in the Permian basin.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Investment Decision” means a positive final investment decision by the Company, of the definition of Driftwood LNG Project  — Phase I, as declared by the Company, which final investment decision shall be subject to the satisfaction of the following conditions: the Partnership and its subsidiaries shall have (i) received all material approvals necessary to construct and operate the Driftwood LNG Terminal and the Driftwood pipeline (excluding any approvals which cannot be issued until after construction is commenced) ; (ii) received authorization by the U.S. Department of Energy for the export of LNG to countries with which the United States of America does not have an applicable free trade agreement; (iii) obtained sufficient executed firm commitment of financing in a form allowing non-recourse financing for Purchaser or its group for its share of the project’s debt; and (iv) secured sufficient equity financing (including the Company Subsidiary Investment) superior or equal to $6 billion, representing at least 12 MTPA; provided that with respect to subpart (iii) of the definition of Driftwood LNG Project  — Phase I above, such Final Investment Decision may still be subject to Company obtaining all regulatory approvals, in which case the closing condition set forth in Section 5(a)(iii) will be deemed fulfilled even though all regulatory approvals have not been obtained.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Stockholders” means each of Charif Souki, the Souki 2016 Family Trust, and Martin Houston.

“Knowledge” means, with respect to the Company, the actual knowledge of the Company’s designated personnel as set forth on Schedule 1 hereto, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“LNG” means liquefied natural gas.

“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or result in a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (a) changes, effects, events or occurrences affecting the petroleum products (including crude oil, natural gas, NGL and other hydrocarbon products) gathering, processing, treating, transportation, storage, distribution and marketing, and natural gas liquefaction industries generally (including any change in the prices of crude oil, natural gas, NGL, LNG or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to the Company or any of its subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, and (f) the Company or its subsidiaries taking any action required or contemplated by this Agreement,; provided that any change, effect, event or occurrence referred to in clauses (a), (b), (c) and (e) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the adverse effect on similarly situated parties, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“NASDAQ” means The Nasdaq Stock Market.

“NGL” means natural gas liquids.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Required Stockholder Approval” means the affirmative vote or consent by the Company’s stockholders in favor of the approval of the issuance and sale of the Purchased Shares pursuant to the terms of this Agreement to the extent required by, and in accordance with, the applicable requirements of NASDAQ and the Bylaws.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means the Company’s registration statements, reports, schedules and statements required to be filed by it with the SEC under the Exchange Act or the Securities Act and filed prior to the date hereof (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature).

“Securities Act” means the Securities Act of 1933, as amended.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware.

“Transaction Documents” means this Agreement, the Voting Agreements and any other agreements entered into in connection herewith.

“Voting Agreements” mean (i) that certain Voting Agreement, dated as of April 3, 2019 by and among the Company, Purchaser and the Identified Stockholders; and (ii) that certain Voting Agreement, dated as of April 3, 2019, by and between the Company and Purchaser.

The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation.”

24.                               Transaction Expenses. The Company and Purchaser will each pay for their own transaction expenses related to the Transaction Documents and the issuance of the Purchased Shares.

25.                               Notice of Certain Transactions.  If at any time Mr. Charif Souki (the Company’s Chairman), Mr. Martin Houston (the Company’s Vice Chairman) or Ms. Meg Gentle (the Company’s President and Chief Executive Officer) sells, transfers or otherwise disposes of any Common Stock or any other equity security of the Company, then the Company will notify Purchaser of such transaction within four days of the Company’s knowledge of such sale, transfer or other disposition (which notice obligation shall be deemed to be satisfied upon the filing of a beneficial ownership report pursuant to Section 16 of the Exchange Act by, or on behalf of, any such person with the SEC within such time period). The Company’s obligations in the immediately preceding sentence shall terminate in the event Purchaser’s fully diluted equity ownership percentage in the Company is less than 10%.

26.                               Registration Rights.

(a)                         Subject to Sections 26(d) and 26(e), within thirty (30) days following the receipt of a written request from Purchaser following the Closing Date (each, a “Shelf Request”), the Company shall file with the SEC a Shelf Registration Statement (as hereinafter defined) relating to the offer and sale of Registrable Securities (as hereinafter defined) by Purchaser from time to time in accordance with the methods of distribution elected by Purchaser and set forth in the Shelf Registration Statement and thereafter shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective pursuant to the Securities Act within 180 days of the initial filing of such Shelf Registration Statement with the SEC. As used herein, the term “Shelf Registration Statement” shall mean a registration statement of the Company filed with the SEC on Form S-3 (or any successor form or other appropriate form promulgated under the

Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act covering Registrable Securities, as applicable. If the Company is at the time of its receipt of a Shelf Request a “well known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act, the Shelf Registration Statement shall be effected pursuant to an “automatic shelf registration statement” as defined under Rule 405 promulgated under the Securities Act, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to the Company). As used herein, the term “Registrable Securities” shall mean, as applicable, (i) the shares of Common Stock owned by Purchaser as of the Effective Date and any shares of Common Stock that may be issued or distributed in respect of such Existing Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, reclassification or similar transaction (collectively, the “Existing Shares”) plus (ii) the Purchased Shares to be acquired by Purchaser pursuant to the terms hereof and any shares of Common Stock that may be issued or distributed in respect of such Purchased Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, reclassification or similar transaction, and (iii) any subsequently acquired shares of Common Stock, including the shares of Common Stock resulting from the application of Section 9 above; provided, however, that Registrable Securities shall not include any shares of Common Stock that are able to be sold by Purchaser without restriction (including any volume restriction) pursuant to Rule 144 promulgated under the Securities Act.

(b)                         Subject to Sections 26(d) and 26(e), the Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective pursuant to the Securities Act in order to permit the prospectus forming a part thereof to be usable by Purchaser until the earliest of (i) the date that all of the Registrable Securities have been resold, (ii) the date on which Purchaser is able to sell the Registrable Securities without restriction (including any volume limitation) pursuant to Rule 144 promulgated under the Securities Act or (iii) the expiration of such Shelf Registration Statement in accordance with Rule 415(a)(5) promulgated under the Securities Act. Notwithstanding clause (iii) of this Section 26(b), if a Shelf Registration Statement expires in accordance with Rule 415(a)(5), and subject to the limitations set forth in this Section 26, Purchaser may make a new Shelf Request relating to a Shelf Registration Statement to replace such expired Shelf Registration Statement.

(c)                          In the event that Purchaser notifies the Company in writing that it wishes to sell Registrable Securities pursuant to the Shelf Registration Statement, the Company shall use its reasonable best efforts to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such notice as soon as practicable. In addition, Purchaser will have the right to require the Company to effectuate a distribution of Registrable Securities by means of an underwritten offering, so long as the aggregate offering price of the Registrable Securities proposed by Purchaser to be included in such underwriting is at least $25 million. The Company will use commercially reasonable efforts to cooperate with and support any such underwritten offering by all reasonable means, including, without limitation, by (A) providing due diligence materials for underwriters and their representatives to inspect to the extent reasonably requested by Purchaser, (B) making appropriate officers available for reasonable investor calls and participation in underwriters due diligence calls and (C) executing customary documentation for an underwritten offering, including, without limitation, underwriting agreements, opinions of counsel, officers certificates, and “cold comfort” letters.  The Company will bear all expenses of registration in connection with any registration effected under this Section 26; provided, however, the Company shall not be obligated to pay any underwriting fees, discounts, selling commissions or transfer taxes applicable to the sale of Registrable Securities.

(d)                         The Company shall not be obligated to effect, or to take any action to effect, any sale of Registrable Securities pursuant to this Section 26: (i) if such registration would render the Company unable to comply with applicable securities laws; (ii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, or in which it would become subject to any material tax; or (iii) if such registration would be prohibited by the terms of a customary “lock-up” or “market stand-off” provision included in an underwriting agreement relating to an underwritten offering provided that such “lock-up” or “market stand-off” periods shall be limited to an aggregate of 90 days in any 12-month period.

(e)                          Notwithstanding the other provisions of this Section 26, (i) if at any time the filing, initial effectiveness or continued use of a Shelf Registration Statement would require the Company to make an Adverse Disclosure (as hereinafter defined), or (ii) upon the occurrence of an event of the kind described in Section 26(f), the Company may, upon giving written notice thereof to Purchaser, delay the filing or initial effectiveness of, or suspend the use of, such registration statement (a “Suspension”), provided that the Company shall not be permitted to exercise a Suspension for a period exceeding an aggregate of 90 days in any 12-month period. In the case of a Suspension, Purchaser agrees to suspend use of the applicable prospectus with respect to such Shelf Registration Statement in connection with any sale or purchase of, or offer to sell or purchase of, Registrable Securities promptly upon receipt of the notice referred to above until it is advised in writing by the Company that such prospectus may be used. Upon termination of any Suspension, the Company shall promptly notify Purchaser, amend or supplement such prospectus, if necessary, so that it does not contain any untrue statement of a material fact contained or incorporated by reference therein or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and furnish to Purchaser such number of copies of such prospectus as so amended or supplemented as Purchaser may reasonably request.  As used herein, the term “Adverse Disclosure” shall mean public disclosure of material non-public information that, in the good faith judgment of the Disinterested Directors (as hereinafter defined) serving on the Board of Directors of the Company, (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) (A) the Company has a bona fide business purpose for preserving as confidential or (B) would otherwise have a material adverse effect on (1) the Company or its business or (2) the Company’s ability to effect a proposed acquisition, disposition, financing, reorganization, recapitalization or other material transaction involving the Company. As used herein, the term “Disinterested Directors” shall mean the members of the Board of directors of the Company who have not been designated for such position by Purchaser or any affiliate of Purchaser pursuant to any contractual rights, and who are not otherwise affiliated with Purchaser or any affiliate of Purchaser.

(f)                           At its expense, the Company will use its reasonable best efforts to promptly notify Purchaser (i) of the issuance by the SEC of any stop order suspending the effectiveness of a Shelf Registration Statement filed pursuant to this Section 26 or any order by the SEC or any other federal or state Governmental Authority or regulatory authority preventing or suspending the use of any preliminary or final prospectus with respect to such Shelf Registration Statement or the initiation, or written threatened initiation, of any proceedings for such purposes; (ii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities so registered for offering or sale in any jurisdiction or the initiation, or written threatened initiation, of any proceeding for such purpose; and (iii) at any time when a prospectus relating to such Shelf Registration Statement is required to be delivered pursuant to the Securities Act of the occurrence of any event as a result of which the prospectus included in such Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

(g)                          Purchaser’s rights pursuant to this Section 26 shall terminate on the first date on which Purchaser beneficially owns Registrable Securities with an aggregate value of less than $25 million based on the VWAP of such Registrable Securities as of such date. From and after the termination of such rights, the Company shall be entitled to withdraw any Shelf Registration Statement, and Purchaser shall have no further right to offer and sell any Registrable Securities pursuant to any Shelf Registration Statement (or any prospectus relating thereto).  As used in this Section 26(g), the term “VWAP” means, as of a specified date and in respect to Registrable Securities, the volume weighted average price for such security on the Trading Market with respect to the Registrable Securities for the twenty (20) trading days immediately preceding, but excluding, such date.  As used in this Section 26(g) the term “Trading Market” means the principal U.S. national securities exchange on which the securities of the same class as the Registrable Securities are listed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date first written above.

COMPANY:

TELLURIAN INC.

By:	/s/ Meg Gentle
Name: Meg Gentle
Title: President and Chief Executive Officer

PURCHASER:

TOTAL DELAWARE, INC.

By:	/s/ Philippe Sauquet
Name: Philippe Sauquet
Title: Attorney-in-Fact

Schedule 1

(Definition of “Knowledge”)

Meg A. Gentle

R. Keith Teague

Daniel Belhumeur

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